Exhibit 99.2

Higher One All Employee Communication

Subject line: Business Update

Dear Higher One employees,

Today, we are announcing that Higher One has entered into an agreement to sell the company to an affiliate of Blackboard Inc. Click here to see the full press release.

Our Payments business is a terrific business with talented employees. Since acquiring CASHNet in 2009, the Payments team has grown both revenue and profits, and strengthened their position as a leader in providing payment solutions to campuses across the U.S. Blackboard believes that CASHNet is a natural complement to Blackboard and Blackboard Transact in supporting institutions in making a meaningful difference in the lives of the students they serve and that this acquisition dramatically broadens and strengthens their commitment to the educational community.  This sale is another step in Higher One’s portfolio transformation.

Higher One will be working with Blackboard on preparing for the closing of the acquisition over the next few weeks. We expect the acquisition to be completed sometime in the third quarter subject to the satisfaction of customary conditions. Until the closing of the transaction, please remember that Blackboard remains a separate company. You should continue to operate business as usual, and should not reach out to anyone at Blackboard unless directed to by your manager as part of the transition.

We are proud of the dedicated, talented people we have and how our collective efforts have led to strong annual growth and we believe this transaction maximizes shareholder value and is in the best interest of our shareholders, customers and employees.

I want to thank the entire organization for everyone’s continued dedication to providing critical products and services to our Higher Education customers and their students. We promise to share more information as we work through the transition with Blackboard.

Once again, thank you for your support and continued professionalism.

Marc

Additional Information

The tender offer described in this communication has not yet commenced. This communication is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. Winchester Acquisition Corp. (“Purchaser”), a direct wholly-owned subsidiary of an entity (“New Holdco”) that is wholly owned by the holding company that owns Blackboard Inc., intends to file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Higher One Holdings, Inc. (“Higher One”) intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. New Holdco, Purchaser and Higher One intend to mail these documents without charge to Higher One stockholders. Investors and shareholders should read those filings carefully when they become available as they will contain important information about the tender offer. Those documents may be obtained without charge at the SEC’s website at www.sec.gov when they become available. The offer to purchase, solicitation/recommendation statement, and related materials when they become available may also be obtained without charge by contacting D.F. King & Co., Inc., the information agent for the tender offer, toll-free at (800) 884-5101 (banks and brokers call (212) 269-5550).

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain forward-looking statements concerning New Holdco, Purchaser, Blackboard and its other affiliates, Higher One and the proposed transaction, which describe or are based on current expectations. Actual results may differ materially from these expectations. Any statements that are not historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “will,” and similar expressions) should also be considered to be forward-looking statements. Such forward-looking statements include the ability of New Holdco, Purchaser and Higher One to complete the transactions contemplated by the merger agreement, including the satisfaction of the conditions to the transaction set forth in the merger agreement. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the tender offer and the subsequent merger; the possibility that various conditions to the consummation of the tender offer or the merger may not be satisfied or waived; the effects of disruption from the transactions on the respective businesses of Blackboard and Higher One and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, customers and other business partners; and other risks and uncertainties pertaining to the business of Higher One detailed in its filings with the SEC from time to time. Forward-looking statements in this communication should be evaluated together with the many uncertainties that affect the respective businesses of Blackboard and Higher One, including, in the case of Higher One, those mentioned in the risk factors and other cautionary statements in Higher One’s Annual Report for fiscal year 2015 on Form 10-K, Quarterly Report for the quarter ended March 31, 2016 on Form 10-Q, and in other reports filed with the SEC. The reader is cautioned not to rely unduly on these forward-looking statements. New Holdco, Purchaser, Blackboard and its other affiliates, and Higher One expressly disclaim any intent or obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.